Exhibit 5.1

NELSON MULLINS RILEY & SCARBOROUGH LLP ATTORNEYS AND COUNSELORS AT LAW

4140 Park Lake Ave | 2nd Floor Raleigh, NC 27612 nelsonmullins.com

January 14, 2022

Arcimoto, Inc.

2034 West 2nd Avenue

Eugene, Oregon 97402

Ladies and Gentlemen:

We have acted as counsel to Arcimoto, Inc. (the “Company”), an Oregon corporation, in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) of the rules and regulations of the Securities Act of 1933, as amended (the “Act”), of a prospectus supplement, dated January 14, 2022 (the “Prospectus Supplement”), to the Company’s Registration Statement on Form S-3 (File No. 333-261955) filed with the Commission under the Act on December 30, 2021 (the “Registration Statement”), and the related prospectus, dated January 13, 2022, included in the Registration Statement at the time it originally became effective (the “Base Prospectus” and, together with the Prospectus Supplement, the “Prospectus”), relating to the proposed issuance and sale by the Company, from time to time through Canaccord Genuity LLC (“Canaccord”), as the sales agent, of shares (the “Shares”) of common stock, no par value per share, of the Company in an aggregate offering amount of up to $150,000,000. The Shares are to be issued and sold pursuant to that certain Equity Distribution Agreement, dated January 14, 2022, by and between the Company and Canaccord (the “Sales Agreement”).

For the purpose of rendering this opinion, we assumed, without investigation, the genuineness of all signatures, the correctness of all certificates, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted as certified or photostatic copies, and the authenticity of the originals of such copies, and the accuracy and completeness of all records made available to us by the Company. In addition, in rendering this opinion, we assumed that the Shares will be offered in the manner and on the terms identified or referred to in the Registration Statement, the Base Prospectus and the Prospectus Supplement, including all supplements and amendments thereto.

Our opinion is limited solely to matters set forth herein. The law covered by the opinions expressed herein is limited to the federal law of the United States and internal laws of the State of Oregon and the State of New York.

California | Colorado | District of Columbia | Florida | Georgia | Maryland | Massachusetts | New York

North Carolina | South Carolina | Tennessee | West Virginia

Arcimoto, Inc.

January 14, 2022

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued and sold against payment therefor in accordance with the Sales Agreement, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement, the Base Prospectus and the Prospectus Supplement.  By giving these consents, we do not thereby admit that we are within the category of persons where consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Nelson Mullins Riley & Scarborough LLP

Nelson Mullins Riley & Scarborough LLP